EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS TO ACQUIRE AUTOMATED GRAPHIC SYSTEMS

     HOUSTON, TEXAS - July 1, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Automated Graphic Systems, Inc. in a combination cash and stock transaction.

     Automated Graphic Systems provides a full range of commercial printing services to the greater metropolitan Washington, D.C. and Cleveland, Ohio markets from its production facilities in White Plains, Maryland and Macedonia, Ohio. John Green will remain with the company in his current capacity as President after completion of the transaction. Mr. Green also serves as Treasurer of Printing Industries of America, the largest trade association serving the printing industry, and is past Chairman of Printing Industries of Maryland.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Founded in 1975, Automated Graphic Systems has experienced strong growth throughout its history and has more than doubled in size in just the past five years. With AGS serving both Washington, D.C. and Cleveland, we are adding two new markets and two well-managed printing businesses to an already strong group of companies. We are pleased an industry leader like John Green will be joining our management group, and we look forward to working with John, his management team, and the dedicated employees of Automated Graphic Systems."

     Mr. Green added, "AGS began as a typesetting company and has grown to be a leading commercial printer in its markets. And by joining Consolidated Graphics, the leading commercial printing company in the country, we expect to improve upon our past success."

     The transaction is subject to the approval of the stockholders of Automated Graphics Systems, Inc., including members of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan, the execution of a mutually acceptable definitive agreement, and other customary conditions. Other terms of the transaction were not disclosed.

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength, and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 41 companies with annualized revenues in excess of $430 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.